EXHIBIT 16.1

October 20, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated October 15, 2014, of Joe’s Jeans Inc. and are in agreement with the statements contained in the second, third and fourth paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP